EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-140313 on Form S-8 of our report dated July 30, 2007 (March 31, 2008 as to the effect of the reverse acquisition on loss per share as described in Note 4), relating to the 2006 financial statements (which report expresses an unqualified opinion) and appearing in this Annual Report on Form 10-K of The Orchard Enterprises, Inc. for the year ended December 31, 2007.
/s/ Deloitte and Touche LLP

New York, New York
March 31, 2008